EXHIBIT 2.4


                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS
                            AND RESTRICTIVE COVENANTS

         THIS AGREEMENT is made as of 9/1, 1998, by and among PINNACLE HEALTH CARE, INC. a Florida corporation, having its principal place of business at 3121 West Hallandale Beach Boulevard, Suite 110, Hallandale, Florida 33009 (the "SELLER" or the "CORPORATION"), BRAD LEVINE, RICHARD R. RIZZO, HAROLD WINTERS, AND DOUG SHIRLEY, all the shareholders of Seller (the "SHAREHOLDERS"), and ROTECH OXYGEN AND MEDICAL EQUIPMENT, INC., a Florida corporation (the "BUYER").

                              W I T N E S S E T H :

         WHEREAS, Seller operates a home respiratory care and durable medical equipment business in the State of Florida (the "BUSINESS"); and

         WHEREAS, Shareholders are the shareholders of the Seller; and

         WHEREAS, Seller wishes to sell, and Buyer desires to purchase from Seller, substantially all of the assets of the Business; and Buyer also desires to acquire from Seller and Shareholders, and each of Seller and Shareholders desire to grant to Buyer, covenants not to compete and other restrictive covenants as described in paragraph 15 hereof (the "RESTRICTIVE COVENANTS"); and

         WHEREAS, the consent or approval of all persons necessary for the consummation of the transactions contemplated hereby has been obtained, including without limitation, all approvals of governmental authorities and parties to any contracts to be assigned to Buyer in connection herewith.

         NOW,  THEREFORE,  in  consideration  of the mutual  promises  contained
herein  and  for  other  good  and  valuable  consideration,   the  receipt  and
sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

         1.  Sale of Assets and Restrictive Covenants.

             (a) The Assets. As of the Effective Date referred to below in paragraph 7, Seller shall be deemed to have sold, transferred, conveyed and assigned, free and clear of all liens, claims, security interests, pledges, restrictions on transfer or use and other encumbrances of any kind or nature whatsoever ("LIENS"), all of Seller' rights, title and interest in, to or under:

                 (i) Inventory; Fixed Assets. All inventory and fixed assets of the Business, including, without limitation, all of the same set forth on the Schedule of Inventory and Fixed Assets attached hereto as
         Schedule 1(a)(i); and



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                 (ii) THIS SPACE INTENTIONALLY LEFT BLANK; and

                 (iii) Other Assets. All other assets of any kind, tangible or intangible, real, personal or mixed, owned and used or held for use by Seller in connection with the Business, including, without limitation, all of the following: (A) the Patients' List of the Business, as described in Schedule 1(a)(iii)(A); (B) any and all rights Seller has in the telephone numbers listed on the Schedule of Telephone Numbers and Licenses attached hereto as Schedule 1(a)(iii)(B); (C) all personal property, machinery and equipment, except for trucks and other vehicles leased by the Seller and more fully set forth on Schedule 1(b); (D) THIS SPACE INTENTIONALLY LEFT BLANK; (E) rights under contracts, agreements, including, without limitation, franchise agreements, and instruments; (F) any leased Assets used in the operation of the Business, but not owned by the Seller prior to the Closing but which will be paid off and owned by Seller immediately prior to Closing as set forth on Schedule 1(a)(iii)(F); and (G) all intangible rights of Seller of every kind and description used in, or held for use in connection with, the operation of the Business, including, without limitation, all intangible assets, and to the extent permitted by applicable law, all licenses, permits and authorizations.

             (b) Excluded Assets.

                 (i) Notwithstanding the foregoing, the Assets shall not include, and Seller shall not be deemed to have sold, transferred, conveyed or assigned the following assets to Buyer: Seller's lease for the Premises, cash, accounts receivable, Certificate of Incorporation, qualification to do business in any jurisdiction, taxpayer identification number, minute books, stock transfer records and other documents related specifically to Seller's corporate organization and maintenance and the items set forth on Schedule 1(b) attached hereto (collectively, "EXCLUDED ASSETS").

                 (ii) The Buyer hereby acknowledges that all accounts receivable up until the Closing Date shall be the property of Seller who shall have sole responsibility for collecting same. At Closing, Seller shall provide Buyer with a list of accounts receivable and the amounts owing Seller. However, should any accounts receivable be paid to Buyer after the departure of Seller, Buyer shall, within thirty (30) business days of receipt of payment, promptly pay over to the Paying Agent, on behalf of the Seller the amount for accounts receivable incurred prior to the Closing Date along with a copy of the invoice or other documentation which Buyer shall have or receive with respect to the payment being made. Any default or failure by Buyer to promptly pay over accounts receivable belonging to Seller, shall constitute a default under the terms of this Agreement, and shall entitle Seller to all the remedies set forth herein, including the indemnification provisions set forth in paragraph 16. This paragraph shall survive the execution, delivery and closing of this Agreement.

             (c) Restrictive Covenants. Pursuant to paragraph 15 hereof, the Seller and each Shareholder is granting to Buyer the Restrictive Covenants.

         2.  Purchase Price; Method of Payment.

             (a) Purchase Price. The aggregate "PURCHASE PRICE" for the Assets and the Restrictive Covenants shall be Two Hundred Twenty Three Thousand Dollars ($223,000). The Purchase Price shall be allocated among the Assets and the Restrictive Covenants in the manner set forth on the Allocation Schedule attached hereto as Schedule 2(a), and the parties hereto expressly consent to the allocation stated therein.



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             (b) Method of Payment.  At the Closing (as defined in paragraph 7),
Buyer shall pay, disburse, and deliver the Purchase Price as follows:

                 (i) Twenty-Two Thousand Dollars ($22,000) thereof (the "GENERAL ESCROW AMOUNT" or "ESCROW FUND") (the General Escrow Amount, and all accrued interest thereon shall be referred to as the "ESCROW FUND") shall be paid and delivered to Crestar Bank as escrow agent ("ESCROW AGENT"), to be held by Escrow Agent during the Escrow Period (as defined in paragraph 5(d), below) pursuant to the terms of an Escrow Agreement, in the form attached hereto as Exhibit 2(b)(i) (the "ESCROW AGREEMENT"). The entire Escrow Fund shall be subject to the provisions of paragraphs 5 and 16 hereof.

                 (ii) One Hundred and Four Thousand Dollars ($104,000) in cash, the approximate amount necessary to payoff all the creditors and liabilities of Seller set forth on Schedule 4(a), shall be delivered by wired funds to Neimark & Nadel, P.A. Trust Account, at the account number as set forth on the Schedule of Wire Instructions attached hereto as Schedule 2(b)(iii), to be held and administered by Neimark & Nadel, P.A. (hereinafter referred to as the "PAYING AGENT"), pursuant to the "PAYMENT ESCROW AGREEMENT" attached hereto as Exhibit 2(b)(ii) with any remaining balance to be distributed by the Paying Agent to the Shareholders; and

                 (iii) Ninety-Seven Thousand Dollars ($97,000) in cash (the balance of the Purchase Price) shall be delivered to Neimark & Nadel, P.A. Trust Account by wired funds to Neimark & Nadel, P.A. account number as set forth on the Schedule of Wire Instructions attached hereto as Schedule 2(b)(iii).

         3. Indemnity Against Creditors Claims; No Assumption of Liabilities. Seller has requested that Buyer waive the requirements of the bulk sales and transfer laws of the State of Florida. Seller and Shareholders agree to indemnify Buyer and save and hold Buyer harmless against all Damages (as defined in paragraph 16(c)) arising out of any claims made by creditors (including, without limitation, any Federal, state or local taxing authority) of Seller that relate to the Business, or that arise out of the failure to comply with any of such laws.

         4.  Closing Date Liabilities.

             (a) Seller and Shareholders represent and warrant that, to the best of Seller's and Shareholders' knowledge and belief after diligent inquiry, all of Seller's liabilities, as of the Closing Date are listed on the Schedule of Liabilities attached hereto as Schedule 4(a) the "LISTED LIABILITIES"). For purposes of this Agreement "LIABILITIES" shall mean and include all claims, lawsuits, liabilities, obligations or debts of any kind or nature whatsoever, whether absolute, accrued, due, direct or indirect, contingent or liquidated, matured or unmatured, joint or several, whether or not for a sum certain, whether for the payment of money or for the performance or observance of any obligation or condition, whether or not asserted as of the date hereof, and whether or not of a type which would be reflected as a liability on a balance sheet (including, without limitation, federal, state and local taxes of any nature) in accordance with generally accepted accounting principles, consistently applied ("GAAP"), including without limitation, any liabilities relating to any Excluded Assets, malpractice or other tort claims, claims for breach of contract, any claims of any kind asserted by patients, former patients, employees and former employees of Seller or any other party that are based on acts or omissions by Seller occurring on or before the Closing Date, amounts due or that may become due in connection with the participation of Seller in the Medicare or Medicaid programs or due to any other health care reimbursement or



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payment  intermediary,  or that may be due by Seller to any  other  third  party payor, accounts payable, notes payable, trade payables, lease obligations, indebtedness for borrowed money, accrued interest, and contractual obligations. Seller and Shareholders acknowledge that the Purchase Price for the Assets is based on the accuracy of Seller's and Shareholders' representations and warranties contained in this Agreement, including, but not limited to, Seller's and Shareholders' representations and warranties contained in this paragraph 4(a). Without limiting the generality of the foregoing, Buyer will not assume any, and Seller shall remain liable for each, liability of Seller arising out of any facts, circumstances, matters or occurrences existing on or prior to the Closing Date (whether or not known) ("CLOSING DATE LIABILITIES").

             (b) Without limiting the generality of the provisions of subparagraph (a) above, Buyer shall not assume the Contracts (as hereinafter defined in paragraph 12(b)), if any, set forth on Schedule 4(b), or any liabilities with respect thereto, and shall not, in any case, assume any liabilities under any Contracts (whether or not such Contracts are assumed by Buyer) to the extent such liabilities arise out of facts or circumstances in existence, or obligations to be satisfied, on or prior to the Closing Date.

         5.  Right of Offset Against the Escrow Fund.

             (a) Event of Deficiency. If:

                 (i) Buyer pays for any Closing Date Liabilities, Buyer shall be entitled to be indemnified for any Damages pursuant to the terms of this Agreement from the Escrow Fund ("INDEMNIFICATION CLAIMS", and together with any Liabilities Deficiencies (as defined below), collectively "CLAIMS" and each, a "CLAIM"); and

                 (ii) In the event Buyer is not indemnified pursuant to the terms of this Agreement from the Escrow Fund, the Seller and Shareholders (other than Harold Winters) shall jointly and severally reimburse Buyer for such payment (a "LIABILITIES DEFICIENCY").

         As a prerequisite to either of the events set forth in paragraph 5(a)(i) or (ii) occurring, Buyer shall be required to provide written notice to Seller and each of the Shareholders (except Harold Winters) of the Claim within ten (10) business days of receipt of the Claim, along with any and all information which Buyer has with respect to the Claim, in which case Buyer shall be entitled to recover the amount of such Claim in accordance with the following procedure.

             (b) Procedure if Seller Fails to Pay. If Seller fails to pay any Claim in full to Buyer or to claimant, as applicable, within ten (10) days from the receipt of such written notice from Buyer (said ten (10) day period hereinafter referred to as the "NOTICE PERIOD"), Buyer shall have the right to make offset against the Escrow Fund, in accordance with the terms and conditions of the Escrow Agreement, in amounts from time to time equal to the amount of such Claim (subject, however, in the case of a "DISPUTE", to the provisions of paragraph 16 hereof applicable thereto), and Seller agrees to any such offset. Buyer shall be required to initially proceed against the Escrow Fund, but in the event the Escrow Fund is insufficient to pay the Claim in full, Buyer shall be entitled to pursue any other rights or remedies that it may have under this Agreement, in law, equity or otherwise.

             (c) Escrow Costs. The fees of the Escrow Agent shall be borne fifty percent (50%) by Buyer and fifty (50%) by Seller.



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             (d) Escrow Period.

                 (i)  The  "ESCROW   PERIOD"  shall   terminate   three  hundred
sixty-five (365) days following the Closing Date.

                 (ii) The balance, if any, of the Escrow Fund, including any interest earned thereon, remaining at the close of business on the last day of the Escrow Period, shall be disbursed to the Paying Agent on behalf of the Seller pursuant to the provisions of paragraph 2(b)(iii) within fifteen (15) days after the last day of the Escrow Period.

                 (iii) Notwithstanding anything to the contrary contained in this subparagraph (d), if any Claim made by Buyer is in dispute at the time that any amounts are otherwise to be disbursed to Seller, then there shall be withheld from such amount to be disbursed and there shall be retained in the Escrow Fund, an amount such that there will be remaining in the Escrow Fund at least 1.5 times the amount of the Claim asserted by Buyer until the final settlement of such Claim or Claims.

                 (iv) Any interest accruing on any portion of the Escrow Fund shall be paid to the party receiving such portion of the Escrow Fund.

         6. Employees. It is expressly understood and agreed that Buyer's purchase of the Assets does not involve any undertaking on the part of Buyer to retain any of the employees of the Seller, although Buyer shall have the right to offer employment to any such employees. Seller shall remain fully responsible for any severance, benefits, costs or liabilities arising out of the termination by Seller of any of its employees, all of which liabilities shall constitute Closing Date Liabilities. Seller shall also remain fully responsible for any benefits, costs or liabilities incurred or accrued prior to Closing with respect to each employee retained by Buyer.

         7. Closing Date. The consummation of the transactions contemplated by this Agreement is sometimes referred to as the "CLOSING", and the date on which such consummation occurs, including, without limitation, the execution and delivery of this Agreement by each of the parties hereto, is sometimes referred to as the "CLOSING DATE". The closing date (the "CLOSING DATE") for the transaction contemplated under this Agreement will be 9/1, 1998.

         8. Asset Condition and Quality. Seller and Shareholders, jointly and severally, represent, warrant and covenant that, as of the Closing Date, to the best of their knowledge, all physical Assets of Seller being sold to the Buyer are free of defects and are in good working order, condition and repair, except for ordinary wear and tear, and conform in all material respects with all applicable ordinances, regulations, zoning and other laws. Notwithstanding the aforementioned, Buyer hereby acknowledges that Buyer is acquiring all of the Seller's physical Assets in "As Is" condition with no warranties of merchantability of fitness for any particular purpose.

         9.  Instruments of Conveyance and Transfer.  At the Closing:

             (a) Seller will deliver to Buyer such bills of sale, assignments, and other good and sufficient instruments of conveyance and transfer in form sufficient to sell, assign and transfer the Assets to Buyer as of the Closing Date, with such documents containing full warranties of title, and which documents shall be effective to vest in Buyer good, absolute, and marketable title to the Assets of the Business being transferred to Buyer by Seller, free and clear of all Liens.



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             (b) Simultaneously  with such delivery,  Seller will take all steps as may be requisite to put Buyer in actual possession, operation and control of the Assets to be transferred hereunder.

             (c) Seller will deliver to Buyer an opinion, dated the Closing Date, of its counsel, in substantially the form attached hereto as Exhibit 9(c).

             (d) Seller will deliver a certificate of its Secretary or other officer certifying as of the Closing Date a copy of resolutions of its board of directors and, if applicable, its stockholders, authorizing the execution, delivery and full performance of this Agreement and the Transaction Documents (as defined in paragraph 12(a) below), and the incumbency of its officers.

         10. Sales and Transfer Taxes; Fees. All applicable sales, transfer, use, filing and other taxes and fees that may be due or payable as a result of the conveyance, assignment, transfer or delivery of the Assets of the Business to be conveyed and transferred as provided herein, whether levied on Seller or Buyer, shall be borne by Seller.

         11. Restrictions on Operations of Seller. Seller and Shareholders, jointly and severally, represent, warrant and covenant that, except as expressly disclosed on Schedules hereto, since the most recent Financial Statement Date referred to in paragraph 12(o) below, through the Closing Date, there has been no material adverse change in the condition (financial or otherwise) of the Seller or the Business, and Seller has not:

              (i) sold, assigned or transferred any Assets, except in the ordinary course of business, consistent with past practice;

              (ii) subjected any Assets to any Liens;

              (iii) entered into any contract or transaction binding the Business other than contracts or transactions entered into in the ordinary course of business, consistent with past practice;

              (iv) incurred any liabilities or indebtedness other than in the ordinary course of business, consistent with past practice;

              (v) except in the ordinary course of business, consistent with past practice, or otherwise to comply with any applicable minimum wage law, paid any bonuses, increased the salaries or other compensation of any of its employees, or made any increase in, or any additions to, other benefits to which any of such employees may be entitled;

              (vi) discharged or satisfied any Lien or encumbrance, or satisfied, paid or prepaid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities, the failure to pay or discharge of which has caused or may cause any actual damage or risk of loss to the Corporation or the Assets;

              (vii) failed to collect any accounts receivable in the ordinary course of business, consistent with past practice;

              (viii) changed any of the accounting principles followed by it or the methods of applying such principles;



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              (ix) canceled,  modified or waived any debts or claims held by it, other than in the ordinary course of business, consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of business; or

              (x) issued any capital stock, or declared or paid or set aside or reserved any amounts for payment of any dividend or other distribution in respect of any equity interest or other securities, or redeemed or repurchased any of its capital stock or other securities, or made any payment to any of its affiliates except for payments of compensation in the ordinary course of business, consistent with past practice and disclosed to Buyer as such;

              (xi) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority (as such term in defined in paragraph 12(d) below) relating to it or its property or received any threat thereof; or

              (xii) entered into any material transaction other than in the ordinary course of business, consistent with past practice.

         12. Representations and Warranties by Seller and Shareholders. As a material inducement to Buyer to execute and perform its obligations under this Agreement, Seller and Shareholders hereby, jointly and severally, represent and warrant to Buyer (it being understood that for purposes of this paragraph 12, Harold Winters only represents and warrants to Buyer to the best of his knowledge) as follows as of the Closing Date:

             (a) Organization of Seller; Enforceability.

                 (i) Seller is a corporation, organized, and in good standing in the State of Florida, and has requisite corporate power and authority to carry on its Business as presently being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement. Each of this Agreement and each agreement, instrument, certificate and document in connection with this Agreement or the transactions contemplated hereby ("TRANSACTION DOCUMENTS") constitutes the legal, valid and binding obligations of Seller, enforceable against it in accordance with its respective terms. Seller does not have any subsidiaries.

                 (ii) This Agreement and each Transaction Document to which each Shareholder is a party constitutes the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms.

             (b) Consents. No authorization, consent, approval, license, exemption by, filing or registration with any Governmental Authority or of any party to any contract, agreement, instrument, commitment, lease, indenture or understanding (written, oral or implied) by which Seller or any of the Assets is bound ("CONTRACTS") or by which any Shareholder or any Shareholder's assets is bound ("SHAREHOLDER CONTRACTS") is necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by Seller or any Shareholder.

             (c) Litigation. Except as set forth on Schedule 12(c), to the best of Seller's knowledge, there are no actions, suits or proceedings affecting Seller or any of the Assets which are pending or threatened against Seller or affecting any of its properties or rights, at law or in equity, or before any Governmental Authority (as hereinafter defined), nor is Seller or any of its respective officers or directors or any Shareholder



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aware of any facts which to them or their knowledge might reasonably be expected to result in any such action, suit or proceeding.

             (d) Compliance with Laws and Contracts. Seller is not in violation of, or in default under: any term or provision of its Articles of Incorporation or By-Laws; or any judgment, order, writ, injunction, decree, statute, law, rule, regulation, directive, mandate, ordinance or guideline ("GOVERNMENTAL REQUIREMENTS") of any Federal, state, local or other governmental or quasi-governmental agency, bureau, board, council, administrator, court, arbitrator, commission, department, instrumentality ("GOVERNMENTAL AUTHORITIES"); or of any Contract. The execution and delivery by Seller and Shareholders of, and the performance and compliance by each of them with this Agreement, and the Transaction Documents and the transactions contemplated hereby and thereby, does not and will not result in the violation of or conflict with or constitute a default under any such term or provision or result in the creation of any Lien on any of the properties or assets of Seller or any Shareholder pursuant to any such term or provision or any term or provision of any Governmental Requirement by which any Shareholder is bound or of any Shareholder Contract.

             (e) Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the transactions contemplated hereby and thereby, including the sale and transfer of the Assets by Seller as provided for in this Agreement, have been approved and consented to by the Board of Directors of Seller and, if applicable, by the requisite number of holders of its outstanding capital stock, and all action required by any applicable Governmental Requirement by the stockholders of Seller with regard thereto have been appropriately authorized and accomplished.

             (f) Title to Assets. Seller has good and indefeasible title to all of the Assets, free and clear of all Liens.

             (g) Contracts. Set forth on Schedule 12(g) hereto is a list of all material Contracts of Seller including, without limitation, each:

                 (i) contract, agreement or commitment for the employment or retention of, or collective bargaining, severance or termination of or with, any director, officer, employee, consultant, sales representative, or agent or group of employees, or any non-competition, non-solicitation, confidentiality or similar agreement with any such person or persons;

                 (ii) contract, agreement or arrangement for the acquisition or disposition of any assets, property or rights outside the ordinary course of business or requiring the consent of any party to the transfer and assignment of any such assets, property or rights (by purchase or sale of assets, purchase or sale of stock, merger or otherwise), that is executory or that was entered into during the three (3) year period ending on the date hereof;

                 (iii) contract, agreement or commitment which contains any provisions requiring the Seller or the Business to indemnify or act for any other person or entity or to guaranty or act as surety for any other person or entity;

                 (iv) contract, agreement or commitment restricting the Seller or the Business from, or in favor of either of the Seller or the Business and restricting any other person or entity from, conducting business anywhere in the world for any period of time or restricting the use or disclosure of any confidential or proprietary information or prohibiting the solicitation of business or of employees, agents or others;

                 (v) partnership, joint venture or management contract or similar arrangement, or agreement which involves a right to share profits or future payments with respect to the Business or any portion thereof or the business of any other person or entity;

                 (vi)  licensing,   distributor,  dealer,  franchise,  sales  or
manufacturer's representative, agency or other similar contract, arrangement or commitment;

                 (vii) contract, agreement or arrangement granting a leasehold or other interest in real property, including without limitation, subleases, licenses and sublicenses (the "LEASES");

                 (viii) profit sharing, thrift, bonus, incentive, deferred compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other similar plan, agreement or arrangement applicable to any employee, consultant or agent of the Seller or the Business not covered by clause (i) above;

                 (ix) agreement, consent order, plea bargain, settlement or stipulation or similar arrangement with any Governmental Authority;

                 (x) agreement with respect to the settlement of any litigation or other proceeding with any third person or entity;

                 (xi) agreement relating to the ownership, transfer, voting or exercise of other rights with respect to any equity in the Seller, or any other entity, including without limitation, registration rights agreements, voting trust agreements and shareholder and proxy agreements;

                 (xii) contract, agreement or commitment to provide services or products, or

                 (xiii) agreement not made in the ordinary and normal course of business and consistent with past practice, or involving consideration in excess of $25,000 in each case, that is not set forth in subsections (i) through (xii) above.

         To the best of Seller's and Shareholders' knowledge, no party to any Contract other than Seller is in default under any Contract. Seller has delivered to Buyer true and complete copies of each written Contract (or a description of each oral Contract) requested by Buyer.

             (h) Brokers. No broker or finder has acted for Seller in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Seller.

                 (i) Employment Contracts; Employees. There are no Contracts of employment between Seller and any officer or other employee of the Business, except as set forth on Schedule 12(g)(i) above. The name, position, current rate of compensation and any vacation or holiday pay, sick pay, personal leave, severance and any other compensation arrangements or fringe benefits, of each current employee, sales representative, consultant and agent of the Seller, contained on the Schedule of Personnel Payrates and Advances attached hereto as
Schedule 12(i) is accurate and complete. No employee, consultant or agent of the Seller has any vested or unvested retirement benefits or other termination benefits, except as described on Schedule 12(i). Since the date that is two (2) years prior to the Closing Date, there has been no material adverse change in the relationship between the Seller and its employees, nor any strike or labor disturbance by any of such employees affecting the Business and there is no indication that such a change, strike or labor disturbance is likely. No employees of the Seller are represented by any labor union or similar organization in connection with their employment by or relationship with, Seller, and to the knowledge of the Seller and Shareholder, there are no pending or threatened activities the purpose of which is to achieve such representation of all or some of such employees, and there are no threats of strikes, work stoppages or pending grievances by any such employees. Seller is not party to any collective bargaining or other labor contracts.

                 (j) Employee Benefit Plans. Seller has no pension, bonus, profit-sharing, or retirement plans for officers or employees of the Business, nor is Seller required to contribute to any such plan. Without limiting the generality of the foregoing, Seller does not maintain or make contributions to and has not at any time in the past maintained or made contributions to any employee benefit plan which is subject to the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to any multi-employer plan subject to the terms of the Multi-Employer Pension Plan Amendment Act of 1980 (the "MULTI-EMPLOYER ACT").

                 (k) Insurance. All inventories, buildings and fixed assets owned or leased by the Seller are and will be adequately insured against fire and other casualty through the Closing Date. The information contained on the Schedule of Insurance Policies, attached hereto as Schedule 12(k), is accurate and complete. Schedule 12(k) also sets forth any claims made under any of the insurance policies referred to above or increases in premiums therefore during the past two years. True and complete copies of all policies of fire, liability and other forms of insurance held or owned by the Seller or otherwise in force and providing coverage for the Business or any of the Assets (including but not limited to medical malpractice insurance, and any state sponsored plan or program for worker's compensation) have been delivered to Buyer. Such policies are owned by and payable solely to the Seller, and said policies or renewals or replacements thereof will be outstanding and duly in force at the Closing Date, and all premiums due on or before the Closing Date in respect thereof have been paid. Seller purchased title insurance as set forth on Schedule 12(k).

                 (l) Disclosure. No representation or warranty by Seller or any Shareholder in this Agreement or in any Transaction Document, contains any untrue statement of material fact or omits to state any material fact, of which any Shareholder or Seller or any of its officers, directors or stockholders has knowledge or notice, required to make the statements herein or therein contained not misleading.

                 (m) Officers, Directors and Shareholders of Seller. As of the Closing Date, the Shareholders are the sole shareholders of Seller and the following individuals are all of the officers and directors of Seller:

                  Name                          Office/Position
                  ----                          ---------------
                  Doug Shirley                  President, Secretary

                 (n) Inventory and Fixed Assets. The information contained on the Schedule of Inventory and Fixed Assets as of the most recent Financial Statement Date, attached hereto as Schedule 1(a)(i), is accurate and complete.

                 (o) Tax Returns and Financial Statements. Seller has furnished Buyer with its tax returns (the "TAX RETURNS") for the periods ended December 31, 1996 and December 31, 1997, and has furnished Buyer with its financial statements (the "FINANCIAL STATEMENTS") for the periods ended December 31, 1996, December 31, 1997 and the interim period ending April 30, 1998 (the "FINANCIAL STATEMENT DATES"), copies of which are attached hereto as Schedule 12(o). The Financial Statements: (i) are in accordance with the books and records of the Seller; (ii) fairly present the financial condition of the Seller at such date and the results of its operations for the periods specified; (iii) were prepared in accordance with GAAP applied on a basis consistent with prior accounting periods; (iv) with respect to all Contracts of the Seller, reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income; and (v) with respect to any balance sheets, disclose all of the liabilities of the Seller at the Financial Statement Dates and include the appropriate reserves for all taxes and other accrued liabilities, except that certain contingent liabilities, if not disclosed on such balance sheets, shall be considered to be disclosed pursuant to this subparagraph, if expressly disclosed on an Schedule to this Agreement. The income statements included in the Financial Statements do not contain any items of special or nonrecurring income or expense or any other income not earned or expense not incurred in the ordinary course of business, consistent with past practice, except as expressly specified therein, and such Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

                 (p) Supplemental Tax Information. Seller has furnished Buyer with its most recent (i) tax registration certificates, and (ii) tax returns required of it by the federal government and each state or other locality in which it conducts business, which tax returns in all instances where applicable include, but shall not be limited to franchise taxes, federal, state and local tangible personal property tax returns, and federal, state and local sales tax returns, which registration certificates and tax returns are set forth, collectively, on the Schedule of Supplemental Tax Information, attached hereto as Schedule 12(p).

                 (q) Adverse Business Developments. No notice has been received by Seller or any Shareholder of any new or substantially expanded firm or individual engaged in a business directly competitive to Seller in its primary service area within six (6) months before the date hereof. Neither Seller nor any Shareholder has received, either orally or in writing, any notice specific to it of pending or threatened adverse action with respect to any Medicare, Medicaid, private insurance or third party payor reimbursement method, practice or allowance as to any business activity engaged in by Seller, nor has Seller or any Shareholder received, or been threatened with, any claim for refund specific to it in excess of $500.00 by a Medicare or Medicaid carrier, except as disclosed in the Schedule of Proceedings attached hereto as Schedule 12(q).

                 (r) Relationships. Except as disclosed on Schedule 12(r), neither Seller, its officers, directors and employees, nor any Shareholder and no member of any of their respective immediate families, and no person or entity which is controlled by, under common control with, or controlling any of them (each, an "AFFILIATE") has, or at any time within the last two (2) years has had, a material ownership interest in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, business relationships or arrangements of any kind relating to the operation of the Business. No Affiliate of Seller or any Shareholder is guaranteeing any obligations of the Seller.

                 (s) Assets Comprising the Business. The Assets are all of the tangible and intangible properties (real, personal and mixed), including, without limitation, all licenses, intellectual property, permits and authorizations, and contracts that are necessary or material to the operation of the Business as now operated. The quantities of inventory and supply items included in the Assets are reasonable in light of the present and anticipated volume of the Business of the Seller in the ordinary course of the business of the Seller, consistent with past practice, as determined by the Seller in good faith and consistent with past practice.

                 (t) Questionable Payments. Seller has not, and to the knowledge of the Seller and Shareholders, none of their Affiliates or employees have offered, made or received any illegal or unlawful payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or otherwise in connection with the ownership or operation of the Business, including, without limitation, any of the same that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended.

                 (u) Reimbursement Matters. Seller, to the extent necessary to conduct its business in a manner consistent with past practice, is qualified for participation in the Medicare and Medicaid programs. Except as disclosed on
Schedule 12(u), (i) Seller and Shareholders have not received any notice of denial or recoupment from the Medicare or Medicaid programs, or any other third party reimbursement source (inclusive of managed care organizations) with respect to products or services provided by it, (ii) to Seller's and Shareholders' knowledge, there is no basis for the assertion after the Closing Date of any such denial or recoupment claim, and (iii) Seller and Shareholders have not received notice from any Medicare or Medicaid program or any other third party reimbursement source (inclusive of managed care organizations) of any pending or threatened investigations or surveys with respect to, or arising out of, products or services provided by Seller or otherwise, and to the knowledge of Seller and Shareholders, no such investigation or survey is pending, threatened or imminent.

                 (v) THIS PARAGRAPH INTENTIONALLY LEFT BLANK.

                 (w) Questionnaires. The healthcare law questionnaire heretofore delivered to the Seller by Buyer attached hereto as Exhibit 12(w) (the "QUESTIONNAIRE") has been fully and accurately completed and does not contain any material misstatement of any fact and does not omit any fact that would have to be stated in order not to render any response to such questionnaire materially misleading.

         13. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and Shareholders that:

                 (a)  Due  Organization.   Buyer  is  a  duly  organized,  valid
corporation under the laws of the State of Florida.

                 (b) Due Authority. Buyer is duly authorized by law and corporate policy and approval to: (i) enter into this Agreement and each Transaction Document; (ii) make all warranties and representations made by Buyer herein; and (iii) deliver all consideration provided for under the terms hereof.

                 (c) Binding Authority. All signatories and agents designated as agents/officers for Buyer for signing purposes have the authority to bind Buyer to the terms of this Agreement.

                 (d) Cash Payment Authority. Buyer has the authority to cause the cash payment of the Purchase Price to be delivered in accordance with the terms of this Agreement.

                 (e) Brokers. No broker or finder has acted for the Buyer in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with the Buyer.

         14. Survival of Representations and Warranties. The representations and warranties of Seller, Shareholders, and Buyer contained in or made pursuant to this Agreement shall survive the execution of this Agreement.

         15.     Restrictive Covenants.

                 (a) Non-Compete. Seller and Shareholders hereby agree that until the fifth (5th) anniversary of the Closing Date (the "RESTRICTED PERIOD"), it or he will not, directly or indirectly, own, manage, operate, join, control or participate, or have a proprietary interest in, the ownership, management, operation or control, of or be connected with, in any manner, any home health care business that provides services or products within fifty (50) miles of any location set forth on the Schedule of Locations attached hereto as Schedule 15(a).

                 (b)   Confidential   Information.   Certain   confidential  and
proprietary information is included within the Assets ("TRADE SECRETS"), including, without limitation, with respect to some or all of the following categories of information: (i) financial information, including but not limited to information relating to earnings, assets, debts, prices, pricing structure, reimbursement matters, volume of purchases or sales or other financial data related to Seller; (ii) supply and service information, including but not limited to information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, may yield advantages to the Buyer, details of which are not generally known; (ii) marketing information, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Seller, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions; (iv) personnel information, including but not limited to information relating to employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; (v) customer and patient information, including but not limited to information relating to names, addresses or backgrounds of past, existing or prospective clients, customers, payors, referral sources, and patients, records of agreements and prices, proposals or agreements between any of them and Seller, status of accounts or credit, patients' medical histories or related information as well as customer lists, to the extent not generally known to the public; and (vi) inventions and technological information, including but not limited to information related to proprietary technology, trade secrets, research and development data, processes, formulae, data and know-how, improvements, inventions, techniques, and information that has been created, discovered or developed, or has otherwise become known to Seller or Shareholders, and/or in which property rights have been assigned or otherwise conveyed to Seller, which information has commercial value in the business in which the Seller is engaged. Seller and Shareholders shall hold all Trade Secrets in confidence and will not discuss, communicate or transmit to others, or make any unauthorized copy of or use any of the Trade Secrets; and will take all reasonable actions that Buyer deems reasonably necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Buyer's interest in the Trade Secrets. The foregoing does not apply to information that by means other than deliberate or inadvertent disclosure by Seller, Shareholders or any of their respective Affiliates, becomes or is well known to the public; or disclosure compelled by judicial or administrative proceedings after they diligently try to avoid each disclosure and afford Buyer the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

                 (c) Non-Solicitation and Non-Pirating. Each of Seller and each Shareholder hereby agree that, during the Restricted Period it or he will not, directly or indirectly, for itself or himself or on behalf of any other person, firm, entity or other enterprise: (i) solicit or in any way divert or take away any person or entity that, prior to the Closing Date, was a patient, client, customer, payor, referral source, facility or patient of the Seller; or (ii) hire, entice away or in any other manner persuade any person who was an employee, consultant, representative or agent of the Seller prior to the Closing Date, to alter, modify or terminate their relationship with the Buyer.

              (d) Necessary Restrictions. Each of Seller and each Shareholder acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Buyer and that any violation thereof by any of them would result in irreparable harm to the Buyer, and that damages in the event of any such breach of this Agreement will be difficult, if not impossible, to ascertain. Accordingly, each of the Seller and each Shareholder agree that upon the violation of any of the restrictions contained in this Agreement, the Buyer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction as well as any other relief provided at law, equity, under this Agreement or otherwise, without the necessity of posting any bond or other security whatsoever. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted to such a manner or for such a time (or both) as is adjudged to be reasonable.

                 (e) Remedies For Breach. Each of the Seller and each Shareholder acknowledge that the covenants contained in this Agreement are independent covenants and that any failure by the Buyer to perform its obligations under this Agreement or any other agreement shall not be a defense to enforcement of the covenants contained in this Agreement, including but not limited to a temporary or permanent injunction.

         16.      Indemnification; Remedies.

                 (a) Indemnification by Seller and Shareholders (other than Harold Winters). Seller and Shareholders (other than Harold Winters) shall, jointly and severally, indemnify and hold harmless at all times Buyer and its stockholders, directors, officers, employees, agents and assigns, from and against any Damages (as hereinafter defined) arising out of: (i) any inaccurate representation made by Seller or Shareholders in, pursuant to or under this Agreement or any Transaction Document; (ii) any breach of any warranty made by Seller or Shareholders in, pursuant to or under this Agreement or any Transaction Document; (iii) any breach or default in the performance by Seller or Shareholders of any of the covenants to be performed by Seller or Shareholders hereunder or in any Transaction Document; and (iv) any Closing Date Liabilities. Notwithstanding the aforementioned, in the event Harold Winters breaches the provisions of paragraph 15, Harold Winters shall be liable for any Damages (as hereinafter defined) incurred by the Buyer and its stockholders, directors, officers, employees, agents and assigns, as a result of Harold Winters' breach of the provisions of paragraph 15 and Harold Winters shall be subject to the provisions of this paragraph 16.

                 (b) Indemnification by Buyer. Buyer shall indemnify and hold harmless at all times Seller or Shareholders from and against any Damages arising out of: (i) any inaccurate representation made by Buyer in, pursuant to or under this Agreement; (ii) any breach of any warranty made by Buyer in, pursuant to or under this Agreement; (iii) any breach or default in the performance by Buyer of any of the covenants to be performed by Buyer hereunder based upon or arising out of any event, transaction, default, act or omission which occurred or was committed by the Buyer on or after the Closing Date; and
(iv) the failure of Buyer to comply with the provisions of paragraph 1(b)(ii).

                 (c)  Definition of Damages.  The term  "DAMAGES" as used herein shall include any judgments, claims, actions, deficiencies, losses, delinquencies, defaults, assessments, fees, costs, taxes, expenses, debts, liabilities, obligations, settlements, penalties, and damages, including, without limitation, reasonable counsel fees incurred in investigating or in attempting to avoid or oppose the imposition thereof. The term "Damages" shall include, but shall not be limited to, any Liabilities Deficiency, as defined in paragraph 5 hereof.

                 (d) Remedies.

                     (i) Buyer's Remedies. If Buyer makes written request to Seller or Shareholders for the payment of Damages, then Seller or Shareholders, as the case may be, shall pay to Buyer the amount of Damages requested by no later than the last day of the Notice Period as provided in paragraph 5(b) above.

                     (ii) Seller's Remedies. If Seller or any Shareholder makes written request to Buyer for the payment of Damages, then Buyer shall pay to Seller or such Shareholder the amount of Damages requested by no later than the last day of the Notice Period as provided in paragraph 5(b), above.

                     (iii) Notice of Dispute. Notwithstanding the foregoing provisions of this subparagraphs (d)(i) and (ii), if a party (the "DEMANDING PARTY") serves a request for payment on the other party (the "OBLIGATED PARTY"), the Obligated Party shall have the option to provide written notice to the Demanding Party (the "NOTICE OF DISPUTE") within the applicable Notice Period that the Obligated Party disputes, in good faith, the validity or amount of the Damages set out in the request for payment of Damages, and if the affected parties cannot agree on the validity or amount of such Damages within ten (10) days following the Notice Period, the dispute as to the validity or amount of such claim or liability (the "DISPUTE") shall be settled as set forth in subparagraph (e) of this paragraph 16, with the non-prevailing party bearing the prevailing party's fees and costs of arbitration if such Dispute is resolved by arbitration.

                     (iv) Arbitration. If arbitration is required pursuant to this paragraph 16, Buyer, on the one hand, and the affected Seller and Shareholders, on the other hand, each shall select an arbitrator within ten (10) business days after the Notice of Dispute is delivered; those two arbitrators will then select a third arbitrator; and the three arbitrators so chosen will determine the validity of the claim for Damages. If Seller or Buyer delays in appointing an arbitrator when required, and ten (10) days or more has elapsed, the arbitrator appointed by the other party shall arbitrate the dispute. If the Seller and the Shareholders shall be subject to a Dispute with Buyer, they shall, unless Buyer elects otherwise in its sole and absolute discretion or unless the Dispute concerns the actions of a Shareholder under paragraph 15, be required to act as a group with respect to any and all rights and obligations with respect to the resolutions of the Dispute as provided in this paragraph 16.

                 (e) Settlement of Disputes.

                     (i) Disputes Not Involving Third Parties. If a Dispute involves claims not involving any third party, Buyer and Seller or Shareholders shall settle the Dispute by submitting the same to binding arbitration.

                     (ii) Disputes Involving Claims Made by Third Parties. If a Dispute involves claims made by one or more third parties (a "THIRD PARTY CLAIM"), the party asserting its right to indemnification for such Third Party Claim shall give written notice to the other party along with any and all information such party has with respect to the Third Party Claim, by no later than the last day of the Notice Period as provided in paragraph 5(b), and the failure to provide such to timely give such notice shall affect such party's right to indemnification to the extent the party to receive the notice is damaged by such delay. Upon such notice to Seller or Shareholders, Buyer and Seller and/or Shareholders shall submit the Dispute to arbitration, and the following procedures shall apply:

                          (A) Solely for purposes of determining the party responsible for defending the Third Party Claim, the arbitrators shall deem such Third Party Claim to be valid (although such consideration shall not be an admission by any party as to any liability to any party). The arbitrators then shall decide which party shall be liable for the Third Party Claim if it is successfully prosecuted by such third party or parties, and the decision of such arbitrators with respect to such liability shall be final and binding as among the parties. (Such party determined to be liable for such claim sometimes shall be referred to herein as the "RESPONSIBLE PARTY".)

                          (B) If the  Responsible  Party  refuses to settle (and
                  pay  the   settlement   amount  of)  the  Third   Party  Claim
                  immediately, then the Responsible Party immediately shall select one of the following two options:

                          Option One: The Responsible  Party, at the Responsible
                       Party's sole expense and risk, can assume the defense of the Third Party Claim, provided the Responsible Party first places in escrow, in favor of the other party, adequate collateral (as determined by the arbitrators on consideration of all relevant facts) to protect the other party from all Damages with respect to such Third Party Claim (in which case the other party immediately shall be reimbursed by the Responsible Party for any amount the other party is thereafter required to pay the third party with respect to such Third Party Claim; or

                          Option Two: The Responsible  Party, at the Responsible
                       Party's expense and risk, can co-defend the Third Party Claim with the other party, with the Responsible Party also responsible for paying all costs incurred by the other Party in connection with such defense, including, without limitation, the reasonable legal fees and expenses of the other party's counsel for its reasonable involvement in such defense. If the other party is found to be liable for any portion of such Third Party Claim, the Responsible Party immediately shall reimburse the other party for any amount required to be paid by the other party with respect thereto; provided, however, if the Responsible Party selects this option, the Responsible Party shall attempt diligently to have the other party removed as a party to any legal action involving the Third Party Claim (and, upon such removal, the involvement of the other party's counsel shall cease unless requested by the Responsible Party or the Responsible Party's counsel); and

                          (C) No party may settle any Third Party Claim  without
                  the prior consent of the other parties hereto unless the settlement will not have a material adverse effect on the other party hereto or a full release of liability from the Third Party Claim is provided to all the parties affected by the Third Party Claim. The parties will resolve any Dispute with respect to any such proposed settlement in accordance with this paragraph 16.

                          (D) Any party  responsible for defending a Third Party
                  Claim shall proceed with diligence and in good faith with respect thereto.

                          (E) Nothing contained in this paragraph 16(e)(ii) shall prevent any party from assuming control of the defense and/or settling any Third Party Claim against it for which indemnification is not sought under this Agreement.

         17. Use of Corporate and Fictitious Names. Seller and Shareholders, jointly and severally, agree to take all actions necessary to assist Buyer in obtaining the rights to use the corporate name and any fictitious names used in its conduct of any of the Business, including but not limited to the execution of any assignments and consents to use such name. If Buyer attempts to use such name, Seller shall consent to Buyer's use of such name if such consent is required by any state, county or local governmental authority.

         18. Prepaid Items; Deposits; Etc. All prepaid insurance premiums, rent and utility deposits, and similar items paid by or owing to the Seller by any person, shall not be considered to be part of the Assets being purchased by Buyer and, on consummation of the transactions contemplated by this Agreement, shall be the property of Seller.

         19. Post-Closing Requirements of Seller.

             (a) Payment Escrow. At Closing, Buyer shall pay over and deliver to or on behalf of Seller (and shall be credited, dollar-for-dollar, as partial payment of the Purchase Price) to the Paying Agent, in escrow (the "PAYMENT ESCROW"), an amount equal to the Closing Date Liabilities as specified in paragraph 2(b)(ii), to be held by the Paying Agent subject to the terms, conditions, and provisions of the Payment Escrow Agreement. The Paying Agent shall be an attorney at law authorized to practice law in the state of Florida or a trust company or bank having trust powers in such State, which Paying Agent has been selected by Seller and approved by Buyer.

                 (i) Seller shall pay all costs and expenses of the Payment Escrow, including without limitation, any fees or costs of the Paying Agent.

                 (ii) Seller shall be obligated to see that the Paying Agent timely and properly pays all Listed Liabilities, including without limitation the costs for the Yellow Page advertisements, and that the Paying Agent obtains and delivers to Buyer the "Final Release" referred to in the Payment Escrow Agreement, or canceled checks referred to in the Payment Escrow Agreement.

                 (iii) The existence of the Payment Escrow shall not affect the obligations of the Seller and the Shareholders to hold Buyer harmless against any Closing Date Liabilities as provided in paragraph (16)(a).

             (b) Final Financial Information. Not later than forty-five (45) days following Closing, Seller, at Seller's sole cost and expense, shall deliver to Buyer (to the attention of Gayle Lamson) "FINAL FINANCIAL INFORMATION", which shall include:

                 (i) a balance sheet of Seller as of the Effective Date prepared in accordance with GAAP;

                 (ii) an income statement of Seller for the period commencing on the date succeeding the last day of the most recent Financial Statement Date and ending on the Effective Date which agrees with the balance sheet submitted at Closing;

                 (iii) an inventory of fixed assets of Seller as of the Effective Date which agrees with the balance sheet submitted at Closing; and

                 (iv) a listing of resale inventory of Seller as of the Effective Date which agrees with the balance sheet submitted at Closing.

                 (v) a cash settlement summary of Seller in a form provided by Buyer.

             (c) Liabilities Deficiency. If all such Final Financial Information or if any document, instrument or agreement required to be delivered in accordance with paragraph 9(a), is not delivered to Buyer within forty-five (45) days following Closing, Seller and Shareholder shall be liable to Buyer in an amount equal to $500.00 for each day after such forty-five (45) day period until all such Final Financial Information and such documents, instruments and agreements are delivered to Buyer, and such liability shall constitute a Liabilities Deficiency under the provisions of paragraph 5, above.

         20. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, and their successors, any rights or remedies under or by reason of this Agreement other the affiliates entitled to indemnification pursuant to paragraph 16.

         21. Expenses. Except as otherwise stated herein, each of the parties shall bear all expenses incurred by them in connection with this Agreement and in consummation of the transactions contemplated hereby in preparation thereof.

         22. Notices. All notices, consents, waivers and other communications required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party or parties entitled to receive the notice or three (3) business days after sent by certified or registered mail, postage prepaid, or on the business day after sent by nationally recognized overnight courier, in each case, properly addressed to the party or parties entitled to receive such notice at the address stated below:

                  to Seller:               Pinnacle Health Care, Inc.
                                           3121 West Hallandale Beach Boulevard
                                           Suite 110
                                           Hallandale, FL 33009

                  to Representative:       Howard B. Nadel, Esq.
                                           Neimark & Nadel, P.A.
                                           800 Corporate Drive
                                           Suite 420
                                           Ft. Lauderdale, FL 33334

                  with a copy to:          Howard B. Nadel, Esq.
                                           Neimark & Nadel, P.A.
                                           800 Corporate Drive
                                           Suite 420
                                           Ft. Lauderdale, FL 33334

                  to Buyer:                c/o RoTech Medical Corporation
                                           4506 L.B. McLeod Road, Suite F
                                           Orlando, FL 32811
                                           Attention: Stephen P. Griggs
                  with copies to:          Integrated Health Services, Inc.
                                           10065 Red Run Boulevard
                                           Owings Mills, MD 21117
                                           Attn: Marshall Elkins

                                                    and

                                           Blass & Driggs
                                           461 Fifth Avenue
                                           New York, NY 10017
                                           Attn: Andrew S. Bogen

         23. Choice of Law. The laws of the State of Florida applicable to contracts executed, delivered and to be fully performed in such State govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

         24. Sections and Other Headings. Section, paragraph, and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         25. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one instrument.

         26. Gender. All gender employed in this Agreement shall include all genders, and the singular shall include the plural and the plural shall include the singular whenever and as often as may be appropriate.

         27. Parties in Interest. This Agreement shall be binding on and shall inure to the benefit of, and be enforceable by, Seller, Shareholders and Buyer and their respective successors and assigns. Buyer shall be entitled to assign its rights under this Agreement and the Transaction Documents after the Closing. Seller and the Shareholders may not assign this Agreement or any of their rights hereunder without the prior consent of Buyer.

         28. Entire Agreement. This Agreement including all Schedules and Exhibits hereto, and all Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, restrictions, warranties, or representations between the parties with respect to the subject matter hereof other than as set forth herein or as herein provided.

         29. Performance. In the event of a breach by Seller or any Shareholder of any of their respective obligations hereunder, the Buyer shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and the Seller and each Shareholder hereby waives the defense that there may be an adequate remedy at law.

         30. Waiver, Discharge, Etc. This Agreement and the Transaction Documents and the obligations hereunder and thereunder shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto by their duly authorized officer or representative. The failure of any party to enforce at any time any of the provisions of this Agreement or any Transaction Document shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or such Transaction Document, as the case may be, or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement or any Transaction Document shall be held to be a waiver of any other or subsequent breach.

         31. Cooperation Further Assistance. From time to time, as and when reasonably requested by any party hereto after the Closing, the other parties will (at the expense of the requesting party) execute and deliver, or cause to be executed or delivered, all such documents, instruments and consents and will use reasonable efforts to take all such action as may be reasonably requested or necessary to carry out the intent and purpose of this Agreement, and to vest in Buyer good title to, possession of and control of all the Assets.

         32. Joint and Several. Seller and the Shareholders shall be jointly and severally liable for all representations, warranties and obligations, including, without limitation, indemnification obligations, and covenants made by any of them pursuant to this Agreement, including, without limitation, any made pursuant to any Transaction Document, unless such joint and several liability has been expressly excluded under the terms of this Agreement. For all purposes of this Agreement, any representation or warranty that is qualified to be "to the knowledge of Seller" or by a requirement that Seller shall have received "notice" of any matter, or any similar qualification shall be deemed to include the knowledge of the Shareholders or notices to the Shareholders, as the case may be.

         33. Independent Legal Counsel. Seller and Shareholders represent and warrant that each party has had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement, and that the Buyer has recommended to Seller and Shareholders that such party obtain legal counsel.

         34. Representative. Notwithstanding anything contained herein to the contrary, each of Seller and each Shareholder hereby designates Howard B. Nadel of the law firm of Neimark & Nadel, P.A. and each of Seller and each Shareholder hereby accepts the designation of Howard B. Nadel of the law firm of Neimark & Nadel, P.A. as the representative of the Seller and Shareholders (the "REPRESENTATIVE") to act for and on behalf of the Seller and Shareholders as provided in this Agreement. Each of Seller and each Shareholder shall be bound by all actions taken or omitted by the Representative on behalf of any Seller or Shareholder as provided in this Agreement, and each of Seller and each Shareholder shall be deemed to have received notice deemed given or payment made to the Representative in accordance with the notice provisions of this Agreement on the date deemed given or the date paid to the Representative, and Buyer shall be entitled to rely on all notices and consent given, and all settlements entered into on behalf of Seller or any Shareholder to the extent authorized pursuant to the terms of this Agreement notwithstanding any objections made by any Seller or Shareholder prior to, concurrently with or subsequent to the giving of any such notice or consent or the settlement of any such matter. The Representative may be replaced only if and when Seller and all of the Shareholders shall notify Buyer that a new individual person (named in such notice) has been unanimously selected by them to be to be the new
Representative, in which case such new person shall thereafter be the Representative.

                       [SIGNATURES ON THE FOLLOWING PAGES]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first stated above.

                                            BUYER:

                                            ROTECH OXYGEN AND MEDICAL
                                            EQUIPMENT, INC.

                                            By: /s/ Stephen P. Griggs
                                                ----------------------
                                            Name:  Stephen P. Griggs
                                            Title: President

STATE OF FLORIDA
COUNTY OF ORANGE

         The foregoing instrument was acknowledged before me by, Stephen P. Griggs, as President of RoTech Oxygen and Medical Equipment, Inc., a Florida corporation, and who is personally known to me; or has produced ________________ as identification.

9/3/98                                      /s/ Elizabeth S. Brown
---------------------                       --------------------------
Date                                        Notary Signature

NOTARY PUBLIC
STATE OF FLORIDA                            -------------------------
[SEAL]                                      Notary Name Printed
ELIZABETH S. BROWN                          My Commission Expires:
MY COMMISSION #CC 733172
EXPIRES: JUNE 25, 2002                      SELLER:
Bonded Thru Notary Public Underwriters
                                            PINNACLE HEALTH CARE, INC.

                                            By: /s/ Doug Shirley
                                               -----------------------
                                            Name: Doug Shirley
                                            Title: President

STATE OF FLORIDA
COUNTY OF BROWARD

         The foregoing instrument was acknowledged before me by, Doug Shirley, as President of Pinnacle Health Care, Inc., a Florida corporation, and who is personally known to me; or has produced LICENSE as identification.

8/31/98                                   /s/ Howard B. Nadel
---------------------                     -----------------------
Date                                      Notary Signature


[SEAL]                                    -----------------------
HOWARD B. NADEL                           Notary Name Printed
Notary Public, State of Florida           My Commission Expires:
My Comm. Expires April 22, 2000
No. CC 522201
Bonded Thru Official Notary Service
1-(800) 723-0121

                                           SHAREHOLDERS:

                                           /s/ Brad Levine
                                           -------------------------
                                           Brad Levine

STATE OF FLORIDA
COUNTY OF BROWARD

         The foregoing instrument was acknowledged before me by Brad Levine, as a shareholder of Pinnacle Health Care, Inc., a Florida corporation, and who is personally known to me; or has produced LICENSE as identification.

8/31/98                                    /s/ Howard B. Nadel
---------------------                      -------------------------
Date                                       Notary Signature


[SEAL]                                     -------------------------
HOWARD B. NADEL                            Notary Name Printed
Notary Public, State of Florida            My Commission Expires:
My Comm. Expires April 22, 2000
No. CC 522201                              /s/ Richard R. Rizzo
Bonded Thru Official Notary Service        -------------------------
1-(800) 723-0121                           Richard R. Rizzo

STATE OF FLORIDA
COUNTY OF BROWARD

         The foregoing instrument was acknowledged before me by Richard R. Rizzo, as a shareholder of Pinnacle Health Care, Inc., a Florida corporation, and who is personally known to me; or has produced LICENSE as identification.

8/31/98                                    /s/ Howard B. Nadel
-------------------                        -------------------------
Date                                       Notary Signature

[SEAL]
HOWARD B. NADEL                            -------------------------
Notary Public, State of Florida            Notary Name Printed
My Comm. Expires April 22, 2000            My Commission Expires:
No. CC 522201
Bonded Thru Official Notary Service
1-(800) 723-0121
                                      -23-

                                                       /s/ Harold Winters
                                                       -------------------------
                                                       Harold Winters

STATE OF FLORIDA
COUNTY OF BROWARD

         The foregoing instrument was acknowledged before me by Harold Winters, as a shareholder of Pinnacle Health Care, Inc., a Florida corporation, and who is personally known to me; or has produced LICENSE as identification.

8/31/98                                    /s/ Howard B. Nadel
---------------------                      -------------------------
Date                                       Notary Signature

[SEAL]
HOWARD B. NADEL                            -------------------------
Notary Public, State of Florida            Notary Name Printed
My Comm. Expires April 22, 2000            My Commission Expires:
No. CC 522201
Bonded Thru Official Notary Service        /s/ Doug Shirley
1-(800) 723-0121                           -------------------------
                                           Doug Shirley

STATE OF FLORIDA
COUNTY OF BROWARD

         The foregoing instrument was acknowledged before me by Doug Shirley as a shareholder of Pinnacle Health Care, Inc., a Florida corporation, and who is personally known to me; or has produced LICENSE as identification.

8/31/98                                    /s/ Howard B. Nadel
---------------------                      -------------------------
Date                                       Notary Signature

[SEAL]
HOWARD B. NADEL                            -------------------------
Notary Public, State of Florida            Notary Name Printed
My Comm. Expires April 22, 2000            My Commission Expires:
No. CC 522201
Bonded Thru Official Notary Service
1-(800) 723-0121

                                      SCHEDULES AND EXHIBITS

Schedule 1(a)(i)           -        Inventory; Fixed Assets
Schedule 1(a)(iii)(B)      -        Patients' List
Schedule 1(a)(iii)(C)      -        Telephone Numbers
Schedule 1(a)(iii)(F)      -        Paid Off Assets
Schedule 1(b)              -        Excluded Assets
Schedule 2(a)              -        Allocation of Purchase Price
Schedule 2(b)(iii)         -        Wire Instructions
Schedule 4(a)              -        Closing Date Liabilities
Schedule 4(b)              -        Unassumed Contracts
Schedule 12(c)             -        Litigation
Schedule 12(g)             -        Contracts
Schedule 12(i)             -        Personnel Payrates; Employee Benefits
Schedule 12(k)             -        Insurance
Schedule 12(o)             -        Tax Returns and Financial Statements
Schedule 12(p)             -        Supplemental Tax Information
Schedule 12(q)             -        Adverse Business Developments
Schedule 12(r)             -        Relationships
Schedule 12(u)             -        Reimbursement Matters
Schedule 15(a)             -        Locations

Exhibit 2(b)(i)            -        Escrow Agreement
Exhibit 2(b)(ii)           -        Payment Escrow Agreement
Exhibit 9(c)               -        Seller's Opinion
Exhibit 12(w)              -        Healthcare Questionnaire



                                      -25-